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                                                                   Exhibit 3.1.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                        THE CERTIFICATE OF INCORPORATION

                                       OF

                          ADVANSTAR COMMUNICATIONS INC.

                     Pursuant to Section 805 of the Business
                    Corporation Law of the State of New York


         Advanstar Communications Inc., a New York corporation (hereinafter called the "CORPORATION"), does hereby certify as follows:

         (1) The name of the Corporation is Advanstar Communications Inc. The Corporation was formed under the name of HBJ Publications, Inc.

         (2) The Certificate of Incorporation of the Corporation was originally filed with the Department of State of New York on January 23, 1987.

         (3) Paragraph FOURTH of the Corporation's Certificate of Incorporation, which sets forth the aggregate number of shares that the Corporation shall have the authority to issue, is hereby amended to increase the Corporation's unissued stock from 500,000 unissued shares of common stock with a par value of one cent ($.01) per share to 2,500,000 shares of unissued shares consisting of 2,000,000 shares of unissued preferred stock with a par value of one cent ($.01) per share and 500,000 shares of unissued common stock with a par value of one cent ($.01) per share. No change has been made to the number of issued shares of stock. Paragraph FOURTH is further amended to provide that the preferred stock will have such rights, preferences and limitations as may be subsequently determined by the Board of Directors, and to set out the relative rights of the holders of the Corporation's common stock. To effect the foregoing amendments, paragraph FOURTH shall be amended to read as follows:

         "FOURTH: The total number of shares of stock that the corporation shall have authority to issue is three million five hundred thousand (3,500,000), of which two million (2,000,000) shall be shares of Preferred Stock ("Preferred Shares") with a par value of one cent ($.01) per share and one million five hundred thousand (1,500,000)
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shall be shares of Common Stock ("Common Shares") with a par value of one cent
($.01) per share.

         (1) The relative rights, preferences and limitations of the Preferred Shares and Common Shares, respectively, are as follows:

         (a) The Preferred Shares may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Shares hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Shares from time to time adopted by the Board pursuant to authority so to do which is hereby vested in the Board.

         Each series of Preferred Shares (i) may have such voting powers, full or limited, or may be without voting powers; (ii) may be subject to redemption at such time or times and at such prices; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of shares; (iv) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation and (viii) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such Preferred Shares. Preferred Shares of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued Preferred Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board or as part of any other series of Preferred Shares, all subject to the conditions or restrictions on issuance set

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forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preferred Shares.

         (b) Subject to the provisions of any applicable law or of the By-laws of the Corporation, as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of shareholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Shares, the holders of outstanding Common Shares shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of Common Shares being entitled to one vote for each Common Share standing in his or her name on the books of the Corporation. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Shares, the holders of Common Shares shall be entitled, to the exclusion of the holders of Preferred Shares of any and all series, to receive such dividends as from time to time may be declared by the Board. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Shares of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Shares, the holders of Common Shares shall be entitled, to the exclusion of the holders of Preferred Shares of any and all series, to share, ratably according to the number of Common Shares held by them, in all remaining assets of the Corporation available for distribution to its share holders.

         (4) The foregoing amendment was duly authorized, in accordance with
Section 803 of the Business Corporation Law of the State of New York (the "BCL") pursuant to a unanimous written consent of the Board of Directors of the Corporation, adopted in accordance with Section 708 of the BCL, and a written consent of the sole stockholder of the Corporation, adopted in accordance with
Section 615 of the BCL.


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         IN WITNESS WHEREOF, Advanstar Communications Inc. has caused this
Certificate to be duly executed in its corporate name this 1st day of February, 2001.

                                            ADVANSTAR COMMUNICATIONS, INC.


                                            By:/s/ James M. Alic
                                               ---------------------------------
                                               Name:
                                               Title:


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